Exhibit 10.13

BOARD OF DIRECTOR SERVICES AGREEMENT

This BOARD OF DIRECTOR SERVICES AGREEMENT (the “Agreement”) is made and entered into effective as of this 5th day of March 2021 (the “Effective Date”), by and between Context Therapeutics LLC, a Delaware limited liability company, which is expected to be converted to a Delaware corporation pursuant to a statutory conversion and change its name to Context Therapeutics Inc. (together, the “Company”), and                      (“Director”).

WHEREAS, the Company desires to retain the services of Director for the benefit of the Company and its members or stockholders; and

WHEREAS, Director desires to serve on the Company’s Board of Directors (the “Board”) for the period of time and subject to the terms and conditions set forth herein.

NOW, THEREFORE, for consideration and as set forth herein, the parties hereto, intending to be legally bound, agree as follows:

1. APPOINTMENT; DUTIES. The Company hereby engages Director to serve as a member of the Board, which engagement Director accepts, in all cases subject to any required Board and/or security holder approval. During the Term (as defined below), Director will be expected to, among other things, (a) attend all meetings of the Board and any committee thereof, to the extent Director serves on such committee(s); (b) provide guidance and advice to the Company on matters and developments potentially relevant to the Company’s business and areas of research and development and otherwise, as the Company requests; (c) review and comment on the Company’s strategies for research and development, product definition, regulatory approvals, business development and marketing, partnering, and fund raising, as well as its related presentations and materials; (d) provide other advice and consultation to the Company at its request, including a reasonable amount of informal consultation in person, over the telephone, by email, or otherwise as requested by the Company, at times reasonably convenient to Director; and (e) with the Company’s approval in each instance, make introductions to individuals and entities that might be of assistance to the Company. Director shall perform his or her duties hereunder consistent with the level of diligence customarily associated in industry with service as a non-executive, independent Board member. The Company confirms that Director’s duties hereunder shall not regularly require Director to devote more than 10 hours of service each month; provided, however, that the parties acknowledge that there may be occasions when a greater commitment is required. Notwithstanding anything to the contrary herein, the Company acknowledges and agrees that Director might not be able to attend every scheduled Board meeting or conference call (although he or she shall make reasonable best efforts to do so).

2. TERM. The term of Director’s appointment and services under this Agreement will commence as of the Effective Date and will continue for three years (the “Term”). Notwithstanding the foregoing, either Director or the Company may terminate the Term (and Director’s service on the Board) at any time, for any reason, by providing the other no less than 15 days’ prior written notice. Upon termination of the Term by either party for any reason, or upon the natural expiration of the Term, Director will resign his or her position as a director of the Company and any of its affiliates, and as a member of all Board committees on which Director serves.

3. COMPENSATION.

a. Primary Consideration. In consideration Director’s service under this Agreement, during the Term, Company shall pay Director cash compensation in the amount of Thirty-Five Thousand Dollars ($35,000) annually, payable in equal quarterly installments and prorated in the event of partial year(s) of service, based on the percentage of the year served. Additionally, the Company shall grant Director a nonqualified option to purchase 90,000 shares of Context Therapeutics Inc. (the “Option”) pursuant to and subject to the terms and conditions of the Context Therapeutics Inc. 2021 Equity Incentive Plan (the “Plan”), with an exercise price equal to the fair market value on the grant date and with One Thirty-Sixth (1/36th) of the Option vested on the grant date, and One Thirty-Sixth (1/36th) of the Option vesting on the last day of each month thereafter during the Term until fully vested, provided that Director continues to provide services to the Company under this Agreement as of any such vesting date. Notwithstanding anything to the contrary in the Plan or in the stock option agreement relating to the Option, in the event of Director’s continued service to the Company in another capacity following the termination of his/her directorship pursuant to this Agreement, the exercise period for the Director’s vested Option as of the date of termination will be extended for the period of continued service by Director to the Company in another capacity or, if earlier, until the Option’s expiration date.

b. Additional Consideration. Should Director, during the Term, serve in the following additional roles, Director shall receive the following additional compensation:

•	Chair of the Board – An additional annual cash retainer of $15,000 and an additional grant of 90,000 options pursuant to the terms of Section 3(a);

•	Chair of the Board’s Audit Committee (if any) – An additional annual cash retainer of $15,000;

•	Chair of the Board’s Compensation Committee (if any) – An additional annual cash retainer of $10,000;

•	Chair of Board’s Nominating and Corporate Governance Committee (if any) – An additional annual cash retainer of $7,500;

•	Member of the Board’s Audit Committee – An additional annual cash retainer of $7,500;

•	Member of the Board’s Compensation Committee (if any) – An additional annual cash retainer of $5,000; and

•	Member of the Board’s Nominating and Corporate Governance Committee (if any) – An additional annual cash retainer of $3,500.

In all cases, any such additional compensation shall be prorated during any partial year(s) of service, based on the percentage of the year that Director provides such service.

c. Expense Reimbursement. The Company shall reimburse Director for reasonable travel and other out-of-pocket expenses incurred by Director in connection with the services provided by Director under this Agreement, provided that (i) Director provides receipts and other reasonable documentation as requested by the Company and (ii) Director provides a written report of his or her expenses on a quarterly basis to the Company’s Controller or the Chair of the Company’s Compensation Committee for review. Director will also be expected to abide by any travel and/or out-of-pocket expense guidelines that are provided to him or her by the Company. Subject to this Section 3(c), in the event Director’s air travel plans require

Director to take a flight over three (3) hours in duration, the Company agrees to permit reimbursement for first-class air travel for that flight, to the extent it is reasonably available and priced.

4. RETURN OF PROPERTY. Upon the conclusion of the Term for any reason, or at such earlier time as the Company may request, Director will return to the Company all Company property that is in Director’s possession or control as of the date of such conclusion, including without limitation all Confidential Information (as defined below) and any documents related thereto; provided that, in the event of Director’s continued service to the Company in another capacity following the termination of his or her directorship pursuant to this Agreement, Director shall be permitted to retain any such property to the extent it is necessary to fulfill Director’s obligations to the Company in such other capacity, subject to the terms and conditions governing such continued service to the Company.

5. CONFIDENTIALITY. Director shall, at all times in the future (both during and after the Term), hold in strictest confidence and not use or disclose, except for the benefit of the Company, any Confidential Information. “Confidential Information” means any Company proprietary or confidential information, trade secrets or know-how, including but not limited to research, developments, technical data, processes, data techniques, prototypes, client lists and information, prospective client information, proposals, client purchasing practices, prices and pricing methodology, cost information, terms and conditions of business relationships with clients, software, inventions, processes, formulas, technology, designs, drawings, engineering, sales and profit figures, finances, and other business information that Director learns of or obtains during the course of his or her service to the Company, either directly or indirectly, in writing, orally or by review or inspection of documents or other tangible property. However, Confidential Information does not include any of the foregoing items that (a) are generally available to the public, (b) have become publicly known through no wrongful act of Director, (c) is made available to the Director on a non-confidential basis by a third party having the lawful right to do so, or (d) is required to be disclosed by order of a court of competent jurisdiction or other government authority or agency provided that the Director promptly notifies the Company of such requirement. The obligations imposed on the parties hereunder shall continue in force for a period of five (5) years from the Effective Date.

6. NON-SOLICITATION OF EMPLOYEES. During the Term and for one year thereafter, Director will not cause, attempt to cause, or assist another person or entity to cause any employee of the Company to cease working for the Company or to accept an engagement or employment with another employer that is a competitor of the Company.

7. INTELLECTUAL PROPERTY. Director shall promptly disclose and hereby transfers and assigns to the Company all right, title and interest in and to all techniques, methods, processes, software, documents, formulae, improvements, inventions and discoveries (and any patents issuing thereon) made or conceived or reduced to practice by Director, solely or jointly with others, in the course of performing duties as described in Section 1 herein or with the use of materials or facilities of the Company, during the Term, and all intellectual property rights related to any of the foregoing (collectively “Inventions”). Director shall not publish any such Invention without the Company’s prior written consent. When requested by the Company, Director will make available to the Company all papers, notes, drawings, data and other information relating to any such Inventions. Director will promptly sign any documents (including U.S. and foreign copyright, trademark and patent assignments) requested by the Company related to the above assignment of rights and such Inventions and will cooperate with the Company at the Company’s request and expense in preparation and prosecution of any U.S. or foreign copyright, trademark or patent applications related to such rights and Inventions. Director’s obligations under this Section 7 shall survive termination or expiration of the Term.

8. ENFORCEMENT. Director acknowledges and agrees that the Company may suffer irreparable harm in the event that Director breaches any of Director’s obligations under Sections 4, 5, 6 or 7 of this Agreement and that monetary damages may be inadequate to compensate the Company for such breach. Accordingly, Director agrees that, in the event of a breach by Director of any of his or her obligations under Sections 4, 5, 6 or 7 of this Agreement, the Company will be entitled to seek from any court of competent jurisdiction preliminary and permanent injunctive relief, and expedited discovery for the purpose of seeking relief, in order to prevent or to restrain any such breach. The Company will be entitled to seek recovery of its costs incurred in connection with any action to enforce Sections 4, 5, 6 or 7 of this Agreement, including reasonable attorneys’ fees and expenses, to the maximum extent permitted by law.

9. NOTICE OF OUTSIDE ACTIVITIES. Director acknowledges that the services to be performed for the Company hereunder are essential to the Company and, therefore, during the Term, Director will provide prior written notice to the Company of any consulting projects for or outside employment with companies whose business is, or is actively planning to become, Directly Competitive with the business of the Company. Following its receipt of such notification, the Company may terminate this Agreement at any time effective immediately, without further obligation, except as to fees already earned pursuant to this Agreement. “Directly Competitive” shall mean companies that engage in the research and development and/or sale of selective antiprogrestins, Claudin 6, or Sigma1 regulators. The Company acknowledges Director’s commitments to                                          are not Directly Competitive to this Company.

10. REPRESENTATION. Director represents that he or she is not bound by any agreement, including with any current or prior employer, that would prevent, or substantially limit, Director from providing the services described in Section 1 above.

11. NOTIFICATION. Unless prohibited by law from doing so, Director will notify the Company promptly if he or she is subpoenaed or otherwise served with legal process in any matter involving the Company, its affiliates or their Confidential Information. Director will notify the Company if any attorney who is not representing the Company contacts or attempts to contact Director (other than Director’s own legal counsel) to obtain information that in any way relates to the Company or its affiliates, and Director will not discuss any of these matters with any such attorney without first so notifying the Company and providing the Company with an opportunity to have its attorney present during any meeting or conversation with any such attorney.

12. MUTUAL NON-DISPARAGEMENT. Director and the Company mutually agree to forbear from making, causing to be made, publishing, ratifying or endorsing disparaging or derogatory statements or comments about the other, including on social media. Further, the parties hereto agree to forbear from making any public or non-confidential statement with respect to any claim or complaint against the other party, without the consent of such other party, to be given in advance of any such statement. This Section shall not prevent either party from making statements required by applicable law or to governmental entities, or the Company from speaking with its officers, directors, executive-level employees or internal or external advisors for legitimate business purposes.

13. COOPERATION. In the event of any claim or litigation against the Company and/or Director about which Director has knowledge, Director and Company will cooperate with each other and provide each other such information and documents as are necessary and reasonably requested by the other, subject to restrictions imposed by federal or state securities laws or court order or injunction. The Company shall cooperate in all respects to ensure that Director has access all available insurance coverage and shall do nothing to damage Director’s status as an insured, and shall provide all necessary information for Director to make or tender any claim under applicable coverage.

14. INSIDER TRADING GUIDELINES. Director agrees to in all respects abide by the Company’s insider trading guidelines, as such guidelines may be modified from time-to-time.

15. INDEPENDENT CONTRACTOR. Director’s relationship with the Company shall be that of an independent contractor, and Director will not be considered an employee of the Company for any purpose. Director will not be eligible for any employee benefits, nor will the Company make deductions from payments made to Director for any taxes or other withholding obligations, which shall be Director’s responsibility. Director shall not have authority to enter into contracts that bind the Company or create obligations on the part of the Company without the express, prior authorization of the Company.

16. NOTICES. Any notice required to be given hereunder will be sufficient if in writing and hand delivered or sent by reputable national overnight delivery carrier, in the case of Director, to his or her address shown on the Company’s records, and in the case of the Company, to the Company’s Chief Executive Officer at 3025 Market Street, Suite 140, Philadelphia, PA 19104 or to such other addresses as either party shall specify to the other.

17. INDEMNIFICATION. Director shall have rights to indemnification and advancement of expenses as provided in the Company’s certificate of incorporation or articles of organization, as applicable; provided, however, that such rights shall not be adversely impacted by any later amendment to the certificate of incorporation or articles of organization, as applicable.

18. WAIVER. No waiver of any provision of this Agreement will be valid unless the same is in writing and signed by the party against whom such waiver is sought to be enforced. Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof will not be deemed a waiver of such terms, covenants or conditions, nor will any waiver or relinquishment of any right or power granted hereunder at any particular time be deemed a waiver or relinquishment of such rights or power at any other time or times.

19. GOVERNING LAW; VENUE. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without regard to that body of law known as choice of law. The parties agree that any litigation arising out of or related to this Agreement or Director’s directorship with the Company will be brought exclusively in any state or federal court located in Delaware. Each party (a) consents to the personal jurisdiction of said courts, (b) waives any venue or inconvenient forum defense to any proceeding maintained in such courts, and (c) agrees not to bring any proceeding arising out of or relating to this Agreement or Director’s directorship with the Company in any other court, unless and until the above-listed courts refuse jurisdiction.

20. BENEFIT. This Agreement will be binding upon and will inure to the benefit of each of the parties hereto, and to their respective heirs, representatives, successors and permitted assigns. Company may assign this Agreement to any affiliate or related entity, or as part of a merger, sale of assets or other transaction. Director may not assign any of his or her rights or delegate any of his or her duties under this Agreement.

21. ENTIRE AGREEMENT. This Agreement contains the entire agreement and understanding by and between the Company and Director with respect to the terms described herein, and any representations, promises, agreements or understandings, written or oral, not herein contained will be of no force or effect. No change or modification hereof will be valid or binding unless the same is in writing and signed by the parties hereto.

22. CAPTIONS; RULE OF CONSTRUCTION. The captions in this Agreement are for convenience only and in no way define, bind or describe the scope or intent of this Agreement. The terms and provisions of this Agreement will not be construed against the drafter or drafters hereof. All parties hereto agree that the language of this Agreement will be construed as a whole according to its fair meaning and not strictly for or against any of the parties hereto.

23. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same agreement. Facsimile or PDF reproductions of original signatures will be deemed binding for the purpose of the execution of this Agreement.

24. SEVERABILITY. Each provision of this Agreement is severable from every other provision of this Agreement. Any provision of this Agreement that is determined by any court of competent jurisdiction to be invalid or unenforceable will not affect the validity or enforceability of any other provision. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the Effective Date.

DIRECTOR:	CONTEXT THERAPEUTICS LLC:

By:	By:
Name:	Name:	Martin Lehr
	Title:	Chief Executive Officer

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